[GRAPHIC LOGO OMITTED]  UNISOURCE ENERGY
                        NEWS


FOR IMMEDIATE RELEASE                                          February 24, 2005
Media Contact: Joe Salkowski, (520) 884-3625                         Page 1 of 1
Financial Analyst Contact: Jo Smith, (520) 884-3650


                      UNISOURCE ENERGY ANNOUNCES PRICING OF
                 $125 MILLION CONVERTIBLE SENIOR NOTES OFFERING

TUCSON, ARIZ. - UniSource Energy Corporation (NYSE: UNS) announced today that it has priced an offering of $125 million aggregate principal amount of 4.50% Convertible Senior Notes due 2035 through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the
Act) and to persons in offshore transactions in reliance on Regulation S under the Act. The sale of the notes to the initial purchasers is expected to close on March 1, 2005.

Each $1,000 principal amount of notes will be convertible into 26.6667 shares of UniSource Energy common stock at any time, representing a conversion price of approximately $37.50 per share of UniSource Energy common stock, subject to adjustment in certain circumstances.

Beginning on March 5, 2010, UniSource Energy will have the option to redeem the notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest. Holders of the notes will have the ability to require UniSource Energy to repurchase the notes, in whole or in part, for cash on March 1, 2015, 2020, 2025 and 2030, or if certain specified fundamental changes involving UniSource Energy occur. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest.

UniSource Energy has also granted the initial purchasers a 13-day option to purchase up to an additional $25 million aggregate principal amount of the notes.

UniSource Energy intends to use the net proceeds from this offering to repay a UniSource Energy debt obligation in the principal amount of $95 million plus accrued interest to Tucson Electric Power Company (TEP), UniSource Energy's principal subsidiary, and for other general corporate purposes. UniSource Energy expects that TEP will use the proceeds it receives to redeem or repurchase certain of TEP's existing indebtedness through transactions that may include negotiated or market purchases, tender offers and redemptions. TEP has not determined the series of debt to be repaid or repurchased.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.